Exhibit 99.1

NEWS RELEASE

CONTACT:
Janine Orf
(314) 275-3680
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES RESULTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2008
Highlights:
•	Average selling prices up 22% over prior year

•	36.5 million tons of 2009 and 23.4 million tons of 2010 production now priced

•	Initiatives underway to increase labor availability and production

•	Benefits realized from Magnum acquisition
          ST. LOUIS, October 28 — Patriot Coal Corporation (NYSE: PCX) today reported its financial results for the quarter ended September 30, 2008. The Company reported revenues of $489.6 million, net income of $73.0 million and diluted earnings per share of $1.01 for the 2008 third quarter. This compares to revenues of $293.3 million and a net loss of $39.5 million in the 2007 third quarter. EBITDA was negative $2.2 million and negative $13.1 million for the quarters ending September 30, 2008 and 2007, respectively.
          The Company completed its 100 percent stock acquisition of Magnum Coal Company, and Magnum’s results have been consolidated with Patriot effective July 23. As required by U.S. GAAP, purchase accounting related to the Magnum acquisition has been reflected in the financial statements. In accordance with SFAS No. 141, included in 2008 third quarter net income was $121.9 million in purchase price accounting adjustments from Magnum’s below-market sales and purchase contracts. Therefore, net income reflects sales contracts at fair value as of the date of the acquisition, rather than at contracted values. These amounts are subject to further refinement as the Company finalizes the purchase price allocation over the next several months. The Magnum integration is progressing well and according to plan, and the Company continues to see synergies, particularly from increased flexibility in commercial transactions.

          “In recognition of today’s global economic and liquidity challenges, we are closely managing our portfolio of thermal and metallurgical business, capitalizing upon the enhanced, diversified production base provided by the addition of Magnum,” said Patriot Chief Executive Officer Richard M. Whiting. “We are carefully monitoring our key markets with utility and steel-producing customers and making appropriate decisions to optimize our portfolio of future business. Importantly, during the quarter, we settled meaningful quantities of domestic metallurgical coal business in excess of $225 per ton at the mine. Our discussions with international met customers continue, and we expect these contracts to be settled during the next several months.”
          “Clearly, we were disappointed that a number of factors reduced our production and, therefore, our EBITDA, during the quarter. We are keenly focused on fixing operating issues that are common to all producers, which are part of the new reality in Appalachian mining,” continued Whiting. “In order to improve productivity at Federal and Panther, we have modified the configuration of upcoming longwall panels. We have also increased the drilling program at these and other operations to improve the effectiveness of our future mine design and equipment selection. To deal with the tight labor situation in underground Central Appalachian mines, we are intensifying recruiting efforts, conducting new miner training, and enhancing compensation and benefit packages. We are also increasing our safety staff to accommodate MSHA inspections in our underground mines.”
Financial Overview & Liquidity
2008 Third Quarter
          Tons sold in the quarter included 7.0 million tons of thermal and 1.2 million tons of metallurgical coal. The total of 8.2 million tons represented an increase of 2.2 million from the prior year, largely associated with Central Appalachia thermal coal sales as a result of the acquisition of Magnum. As previously disclosed, production in the quarter was reduced by approximately 1.4 million tons as a result of issues common to the Central Appalachian region, including a shortage of skilled workers, difficult geologic conditions, downtime resulting from increased MSHA inspections, and delay in obtaining a permit at the Hobet mine. Geology had the greatest impact at the Federal and Panther longwall mines during the quarter. Metallurgical tons were impacted by lower productivity and scheduled miner vacations at the Kanawha Eagle and Wells complexes.
          Revenues in the 2008 third quarter were $489.6 million, an increase of $196.3 million over the prior year amount. Revenues in the Appalachia Mining Operations segment increased

$188.9 million over the prior year amount, primarily as a result of including Magnum results beginning July 23, 2008, as well as significantly higher average selling prices. Revenues in the Illinois Basin increased $5.4 million as a result of higher average selling prices.
          Operating costs and expenses in the 2008 third quarter were reduced by $121.9 million related to the aforementioned purchase price accounting adjustments from shipments under Magnum’s below-market sales and purchase contracts.
          EBITDA was negative $2.2 million for the 2008 third quarter compared to negative $13.1 million in the 2007 third quarter.
Nine Months Ended September 30, 2008
          Tons sold for the nine months ended September 30, 2008 were 19.1 million, compared to 17.1 million in the prior year. Revenues in the first nine months of 2008 were $1.1 billion, an increase of $294.4 million over the prior year amount. Higher revenues were primarily a result of including Magnum results beginning July 23, 2008, as well as higher average selling prices.
          The purchase price accounting adjustments associated with Magnum’s below-market sales and purchase contracts shipped during the third quarter reduced operating costs and expenses for the nine months of 2008 by $121.9 million.
          EBITDA was $56.0 million for the first nine months of 2008, compared to $22.1 million in the year-ago period. In the first nine months of 2007, Patriot realized gains on property sales of $82.7 million. Gains on property sales in 2008 totaled $7.0 million. Excluding the effect of gains on property sales in both years, EBITDA was $109.6 million higher in 2008, primarily as a result of significantly higher average selling prices.
Liquidity
          Patriot had no borrowings under its revolving credit facility and had $8.1 million of cash as of September 30, 2008. Under the revolving credit facility, Barclays has replaced the position formerly held by Lehman Brothers, maintaining the facility at its full commitment of $500 million. The Company has three years remaining on its revolving credit facility and, after taking into account letters of credit, more than $150 million of credit available as of September 30.
          Total debt was $222.6 million as of September 30, 2008, consisting mainly of $200 million of 3.25% convertible debt due in 2013. Capital expenditures totaled $40.7 million in the 2008 third quarter and $74.1 million for the first nine months of 2008.
          During the 2008 third quarter, the Company declared a 2-for-1 stock split, effected in the form of a 100 percent stock dividend which was paid August 11, 2008, to stockholders of record on August 4, 2008. As of September 30, 2008, the Company had 77.4 million common shares outstanding.
Operations Overview
Update
          During the quarter, the Company encountered issues common to the coal industry operating in Appalachia, including difficult geology, labor shortages and permitting delays. As stated above, the Company has meaningful initiatives underway to address these challenges.
          Regarding geological conditions, the Company adjusted certain future longwall panels at Federal to mitigate the impact of hard cutting and soft bottom conditions. Operations at Federal are expected to improve in November. At Panther, the Company will upgrade the longwall shearer in November, with improvements in Panther’s production expected beginning in December. Additionally, mine plan changes at Panther should have a positive impact in 2009.
          As part of a comprehensive review of the Company’s combined mining complexes and their relative cost structures, Patriot earlier announced the idling of its Jupiter complex. The Company is offering employment opportunities at nearby Patriot-affiliated companies to employees of the idled Jupiter operation, and is pleased to report that of those skilled workers and operators offered employment, the vast majority have accepted. Additionally, the Company plans to redeploy equipment from Jupiter to other more productive operations to better utilize its capital.
          At several locations, the Company has already added safety personnel to accommodate the increased level of MSHA inspections.
Safety Awards
          During the 2008 third quarter, Patriot’s Guyan mine in the Apogee complex received the Sentinels of Safety Award for outstanding safety performance in a large surface coal group. The Sentinels of Safety Awards are co-sponsored by the Mine Safety and Health Administration and the National Mining Association. The awards are designed to recognize achievement of outstanding safety records in mining operations and are awarded to mines that record the most hours in a calendar year without a lost-time injury.
          Additionally, during the quarter the Big Mountain preparation plant celebrated two years of operation without a lost time or reportable injury. The safety and health of employees is an integral part of all processes and the first priority in all aspects of the Company’s business.

Market Overview
          In the last quarter, global financial markets have obviously become increasingly challenging. As a result, banks, funds and other financial institutions have been forced to liquidate their energy positions, including financial coal contracts, in order to generate cash. This has contributed to the approximately 25 percent decrease in over-the-counter traded prices for Central Appalachian thermal coal over the past three months. The API2, a traded financial contract for thermal coal delivered into northern Europe, decreased 40 percent as traders liquidated their positions. The Company believes the majority of sellers in the OTC coal market have been traders and financial entities, while, importantly, the majority of buyers have been coal producers and consumers.
          In the U.S., eastern production volumes are constrained. As a result of steadily increasing electricity generation, significantly greater coal exports and tight eastern coal supplies, Central Appalachian coal inventories of electric utilities are near five-year lows and down considerably from this time last year. Patriot sells approximately 85 percent of its coal to the U.S. thermal market, primarily to utilities for the production of low-cost electricity.
          The fundamentals of coal’s future remain positive. The Company believes any short-term negative demand effects from economic slowdown will be offset by continued coal supply constraints. Globally, countries like South Africa, Vietnam, Russia and China are decreasing their exports of coal in order to supply domestic demand. Finally, tight credit markets will significantly increase the cost of and add constraints to borrowing money for development of new coal capacity in most countries, including the U.S. and Australia.
Outlook
          “Looking forward to the fourth quarter, we will benefit from favorable pricing and from deflation of certain material and supply costs. Nevertheless, production issues will continue, and the immediate costs required to address labor shortages and transitions in production plans to optimize our combined operations will make it difficult to show significant improvement in fourth quarter EBITDA. The extent of improvement will be influenced by the success of our ongoing recruitment efforts and the return to normal conditions at our Federal and Panther operations,” noted Patriot Senior Vice President and Chief Financial Officer Mark N. Schroeder. “Against the backdrop of global economic challenges and the potential impact on near-term growth and consumption, we are vigorously pursuing cost containment at our operations, focusing on cash management and increasing scrutiny on capital spending.”

          As of September 30, 2008, of the Company’s expected 2009 volumes, up to 3.0 million tons of metallurgical volumes and up to 2.0 million tons of thermal volumes remained unpriced. Of expected 2010 volumes, up to 7.0 million tons of metallurgical volumes and up to 13.0 million tons of thermal volumes remained unpriced as of September 30. Of expected 2011 volumes, up to 9.0 million tons of metallurgical volumes and up to 22.0 million tons of thermal volumes remained unpriced as of September 30. Expected unpriced production reflects the idling of the Jupiter mine, carryover effects from production shortages in 2008, and updated production estimates based on the current operating environment.
          Average selling prices of currently priced tons are as follows:

	2009		2010
	Tons		Tons
	(millions)	Price per ton	(millions)	Price per ton
Appalachia — thermal	22.8	$57.00	13.8	$59.00

Illinois Basin — thermal	7.6	$38.00	6.5	$42.00

Appalachia — metallurgical	6.1	$134.00	3.1	$166.00

Total	36.5		23.4

Conference Call
          Management will hold a conference call to discuss the third quarter results on October 28, 2008 at 10:00 a.m. Central Daylight Time. The conference call can be accessed by dialing 800-288-8968, or through the Patriot Coal website at www.patriotcoal.com. International callers can dial 612-332-0634 to access the conference call. A replay of the conference call will be available on the Company’s website and also by telephone, at 800-475-6701 for domestic callers or 320-365-3844 for international callers, passcode 966814.
About Patriot Coal
Patriot Coal Corporation is the third largest producer and marketer of coal in the eastern United States, with 16 mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: changes in laws or regulations; changes in general economic conditions, including coal and power market conditions; the outcome of commercial negotiations involving sales contracts or other transactions; the Company’s dependence on coal supply agreements with Peabody Energy Corporation in the near future; geologic, equipment and operational risks associated with mining; supplier and contract miner performance and the availability and cost of key equipment and commodities; the Company’s ability to replace coal reserves; labor availability and relations; availability and costs of transportation; weather patterns affecting energy demand; ability to obtain mining permits; legislative and regulatory developments; risks associated with environmental laws and compliance; the outcome of pending or future litigation; and the availability and costs of competing energy resources. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K, 10-Q, S-4 and 8-K reports.
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Condensed Consolidated Income Statements (Unaudited)
For the Quarter Ended September 30, 2008 and 2007
(Dollars and tons in thousands, except per share data)

	Quarter Ended September
	2008	2007
Tons sold	8,170	5,988

Revenues
Sales	$486,171	$291,835
Other revenues	3,412	1,466

Total revenues	489,583	293,301

Costs and expenses
Operating costs and expenses	362,881	297,479
Depreciation, depletion and amortization	42,215	23,130
Asset retirement obligation expense	5,051	3,641
Selling and administrative expenses	7,533	10,544
Net gain on disposal or exchange of assets	(491)	(1,670)

Operating profit (loss)	72,394	(39,823)
Interest income	(3,588)	(3,527)
Interest expense	5,626	1,716
Income tax benefit	(2,595)	—
Minority interests	—	1,439

Net income (loss)	$72,951	$(39,451)

Earnings per share:
Basic	$1.02

Diluted	$1.01

EBITDA	$(2,199)	$(13,052)

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.
Earnings per share for 2007 is not presented for periods prior to the spin-off as Peabody Energy Corporation and its affiliates were the sole owners prior to October 31, 2007.

Condensed Consolidated Income Statements (Unaudited)
For the Nine Months Ended September 30, 2008 and 2007
(Dollars and tons in thousands, except per share data)

	Nine Months Ended September
	2008	2007
Tons sold	19,116	17,082

Revenues
Sales	$1,093,741	$816,342
Other revenues	19,856	2,843

Total revenues	1,113,597	819,185

Costs and expenses
Operating costs and expenses	917,446	847,468
Depreciation, depletion and amortization	81,730	64,048
Asset retirement obligation expense	11,726	12,936
Selling and administrative expenses	25,310	32,342
Net gain on disposal or exchange of assets	(7,021)	(82,696)

Operating profit (loss)	84,406	(54,913)
Interest income	(10,458)	(8,293)
Interest expense	13,164	6,504
Minority interests	—	4,092

Net income (loss)	$81,700	$(57,216)

Earnings per share:
Basic	$1.37

Diluted	$1.36

EBITDA	$56,003	$22,071

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.
Earnings per share for 2007 is not presented for periods prior to the spin-off as Peabody Energy Corporation and its affiliates were the sole owners prior to October 31, 2007.

Supplemental Financial Data (Unaudited)
For the Quarter Ended September 30, 2008 and 2007

	Quarter Ended September
	2008	2007
Tons Sold (In thousands)
Appalachia Mining Operations	6,365	4,120
Illinois Basin Mining Operations	1,805	1,868

Total	8,170	5,988

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$419,079	$230,172
Illinois Basin Mining Operations	67,092	61,663
Appalachia Other	3,412	1,466

Total	$489,583	$293,301

Revenues per Ton — Mining Operations
Appalachia	$65.84	$55.87
Illinois Basin	37.17	33.01
Total	59.51	48.74

Operating Costs per Ton — Mining Operations (1)
Appalachia	$60.75	$48.48
Illinois Basin	36.58	31.34
Total	55.42	43.13

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$5.09	$7.39
Illinois Basin	0.59	1.67
Total	4.09	5.61

	Dollars in Thousands

Past Mining Obligation Expense	$31,516	$38,791

Capital Expenditures (Excludes Acquisitions)	40,657	15,324

(1)	Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, asset retirement obligations, depreciation, depletion and amortization and net sales contract accretion excluding back-to-back coal purchase and sales contracts.

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Nine Months Ended September 30, 2008 and 2007

	Nine Months Ended September
	2008	2007
Tons Sold (In thousands)
Appalachia Mining Operations	13,268	11,344
Illinois Basin Mining Operations	5,848	5,738

Total	19,116	17,082

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$884,978	$628,605
Illinois Basin Mining Operations	208,763	187,737
Appalachia Other	19,856	2,843

Total	$1,113,597	$819,185

Revenues per Ton — Mining Operations
Appalachia	$66.70	$55.41
Illinois Basin	35.70	32.72
Total	57.22	47.79

Operating Costs per Ton — Mining Operations (1)
Appalachia	$57.48	$48.91
Illinois Basin	34.13	30.78
Total	50.34	42.82

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$9.22	$6.50
Illinois Basin	1.57	1.94
Total	6.88	4.97

	Dollars in Thousands

Past Mining Obligation Expense	$75,259	$115,513

Capital Expenditures (Excludes Acquisitions)	74,079	41,810

(1)	Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, asset retirement obligations, depreciation, depletion and amortization and net sales contract accretion excluding back-to-back coal purchase and sales contracts.

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
September 30, 2008 and December 31, 2007
(Dollars in thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Cash and cash equivalents	$8,077	$5,983
Receivables	220,869	125,985
Inventories	85,256	31,037
Below market purchase contracts acquired	24,184	—
Other current assets	11,138	6,214

Total current assets	349,524	169,219
Net property, plant, equipment and mine development	3,156,288	876,289
Notes receivable	136,477	126,381
Investments and other assets	56,792	27,948

Total assets	$3,699,081	$1,199,837

Accounts payable and accrued liabilities	$426,152	$184,519
Below market sales contracts acquired	433,811	—

Total current liabilities	859,963	184,519
Long-term debt, less current maturities	217,544	11,438
Below market sales contracts acquired, noncurrent	386,538	—
Other noncurrent liabilities	1,455,364	921,564

Total liabilities	2,919,409	1,117,521
Common stock, paid-in capital and retained earnings	845,914	156,356
Accumulated other comprehensive loss	(66,242)	(74,040)

Total stockholders’ equity	779,672	82,316

Total liabilities and stockholders’ equity	$3,699,081	$1,199,837

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Reconciliation of Net Income (Loss) to EBITDA
For the Three and Nine Months Ended September 30, 2008 and 2007
(Dollars in thousands)
(Unaudited)

	Quarter Ended September
	2008	2007
Reconciliation of net income (loss) to EBITDA:

Net income (loss)	$72,951	$(39,451)
Depreciation, depletion and amortization	42,215	23,130
Sales contract accretion	(121,859)	—
Asset retirement obligation expense	5,051	3,641
Interest income	(3,588)	(3,527)
Interest expense	5,626	1,716
Income tax benefit	(2,595)	—
Minority interests	—	1,439

EBITDA	$(2,199)	$(13,052)

	Nine Months Ended September
	2008	2007
Reconciliation of net income (loss) to EBITDA:

Net income (loss)	$81,700	$(57,216)
Depreciation, depletion and amortization	81,730	64,048
Sales contract accretion	(121,859)	—
Asset retirement obligation expense	11,726	12,936
Interest income	(10,458)	(8,293)
Interest expense	13,164	6,504
Minority interests	—	4,092

EBITDA	$56,003	$22,071

EBITDA is defined as net income (loss) before deducting interest income and expense, income taxes, minority interests, asset retirement obligation expense, depreciation, depletion and amortization and net sales contract accretion excluding back-to-back coal purchase and sales contracts. We have included information concerning EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. The table above reflects the Company’s calculation of EBITDA.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.